Exhibit 99.1

Company Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
Chief Financial Officer	Financial Dynamics

215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results

For the First Quarter of 2006

NEWTOWN, PA — May 3, 2006 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the quarter ended March 31, 2006. Total revenues for the first quarter of 2006 were approximately $3.7 million compared to approximately $12.0 million in the first quarter of 2005, reflecting significantly reduced sales of Periostat® following the introduction of generic competition in May 2005.

Net loss allocable to common stockholders for the first quarter of 2006 was approximately $9.3 million, or $0.54 per basic and diluted share, compared to net loss allocable to common stockholders of approximately $2.5 million, or $0.17 per basic and diluted share, in the first quarter of 2005. Net loss allocable to common stockholders in the first quarter of 2006 includes non-cash compensation expense of approximately $800,000 in accordance with SFAS No. 123R, Share-Based Payment, which the Company adopted as of January 1, 2006. Non-cash compensation expense is not included in net loss allocable to common stockholders for the first quarter of 2005.

Selling, general and administrative (S,G&A) expense increased by 10% to approximately $8.5 million in the first quarter of 2006 compared to approximately $7.7 million in the first quarter of 2005. The increase in S,G&A is primarily attributable to non-cash compensation under SFAS No. 123R, Share-Based Payment. S,G &A expense of approximately $8.5 million for the quarter ended March 31, 2006 reflects the expansion and training of the Company’s dermatology sales force from 33 sales representatives and managers as of December 31, 2005 to 75 as of March 31, 2006 in anticipation of a favorable review by the FDA of the Company’s NDA submission for Oracea™ in the second quarter 2006 and an expected product launch in the third quarter of 2006. Research and development (R&D) expenses decreased by 9% to approximately $3.7 million in the first quarter of 2006 compared to approximately $4.1 million in the first quarter of 2005. These expenses are related to continued investment in the Company’s dermatology product pipeline.

Nancy C. Broadbent, chief financial officer of CollaGenex, commented, “Our financial results for the first quarter of 2006 were in line with our expectations, and we are reaffirming our 2006 financial guidance. As expected, S,G&A expenses have increased in the first quarter as we prepare to launch our first proprietary product in dermatology. Our investment in R&D is on track and reflects our commitment to the development of our product pipeline, which includes Oracea for the treatment of rosacea, incyclinide for the treatment of acne, and Col-118 for the treatment of erythema, or skin redness.”

Colin Stewart, president and chief executive officer of CollaGenex, stated, “During the first quarter of 2006, we focused on continuing to develop the commercial infrastructure and product pipeline that we believe is necessary to build a long-term, sustainable business. I am very pleased with the quality and experience of the sales professionals we have been able to recruit, virtually all of whom have prior dermatology sales experience. Our entire sales force is now fully trained and calling on dermatologists.”

Mr. Stewart added, “Our R&D programs are all proceeding on schedule. We have received and responded to routine questions from the FDA on our Oracea NDA and continue to anticipate a favorable review on our PDUFA date of May 31, 2006. During the first quarter, we received a notice of allowance from the European Patent Office for the use of sub anti-microbial doxycycline in the treatment of acne and rosacea, including Oracea, which further contributes to the value for a potential European partner to market Oracea in Europe. Our Phase II dose-finding trial for incyclinide is on plan, and we expect this trial to be concluded by the end of 2006 with results available in early 2007.”

Conference Call

As previously announced, CollaGenex will hold a conference call on Wednesday, May 3, at 11:00 a.m. Eastern Daylight Time to discuss the Company’s first quarter 2006 operating and financial results. Investors and other interested parties may access the conference call by dialing (877) 692-2590 in the U.S. or (973) 935-8508 internationally, or via a live Internet broadcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on May 10, 2006 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 7909592.

Financial Tables Follow

Summary Financial Data

Consolidated Statement of Operations:

(Unaudited)

(In thousands, except share amounts)

	Three Months Ended March 31,
	2006	2005

Revenues:
Net product sales	$3,341	$11,836
Contract revenues	252	39
License revenues	23	160
Grant revenues	105	—
Total revenues	3,721	12,035

Operating Expenses:
Cost of product sales	895	2,465
Research and development	3,713	4,094
Selling, general and administrative	8,511	7,746
Total operating expenses	13,119	14,305

Interest income	546	212
Net loss	(8,852)	(2,058)
Preferred stock dividend	464	400
Net loss allocable to common stockholders	$(9,316)	$(2,458)

Net loss per basic and diluted share allocable to common stockholders	$(0.54)	$(0.17)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	17,348,984	14,404,677

Selected Balance Sheet Data:	March 31, 2006	December 31, 2005

Cash and cash equivalents	$22,883	$26,219
Short-term investments	21,370	18,206
Accounts receivable	1,538	1,428
Inventories	759	630
Prepaid expenses and other current assets	1,924	1,564
Total current assets	48,474	48,047
Non-current assets	1,145	1,118
Total assets	$49,619	$49,165

Total current liabilities	8,812	13,404
Long-term liabilities	36	93
Total liabilities	8,848	13,497

Total stockholders’ equity	40,771	35,668
Total liabilities and stockholders’ equity	$49,619	$49,165

About CollaGenex

CollaGenex Pharmaceuticals, Inc. (CollaGenex) is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market. CollaGenex’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc., Alcortin™ (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort™ (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic. Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc. In addition, CollaGenex has filed an NDA for Oracea, the first systemic compound for the treatment of rosacea, which is currently under evaluation by the FDA, and is conducting a 300-patient, Phase II dose-finding study to evaluate its second dermatology candidate, incyclinide, for the treatment of acne. CollaGenex is also developing COL-118, utilizing the technology acquired in the SansRosa Pharmaceutical Development, Inc. acquisition, as a preclinical topical compound for the treatment of redness associated with rosacea and other skin disorders.

CollaGenex also currently sells Periostat, which the Company developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis, and Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QLT Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to remove their antibiotic effects while retaining the properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications. The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states. CollaGenex is also developing the technology acquired in the SansRosa acquisition for the treatment of redness associated with rosacea and other skin disorders. In addition, CollaGenex has acquired the Restoraderm® technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s results of operations, including the first quarter and fiscal year 2006, regulatory filings, sales and marketing efforts, and its current and future development efforts, including clinical and development programs and its dermatology franchise, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the most recent Form 10-K for the year ended December 31, 2005 under the section “Risk Factors” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat® and Restoraderm® are registered trademarks and IMPACS™, SansRosa™  and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Novacort™ and Alcortin™ are trademarks of Primus Pharmaceuticals, Inc.

Pandel® is a registered trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

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